Exhibit 23.1

KPMG LLP
Suite 900
801 Second Ave.
Seattle, WA 98104

             Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cascade Financial Corporation:

We consent to incorporation by reference in the registration statement dated July 10, 1995 on Form S-8 and in the registration statements on Form S-8
(No. 333-32272 and No. 333-97929) of Cascade Financial Corporation of our report dated February 20, 2004 relating to the consolidated balance sheet of Cascade Financial Corporation and subsidiaries as of December 31, 2003 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the two-year period ended
December 31, 2003, which report is incorporated by reference into Cascade Financial Corporation's 2004 Annual Report on Form 10-K from Cascade Financial Corporation's 2004 Annual Report to Stockholders.


/s/ KPMG LLP

Seattle, Washington
March 9, 2005